NETWORK 1 FINANCIAL
SECURITIES, INC.

June 30, 2017

Venkata S. Meenavalli, CEO
Long Fin Corp
85 Broad Street
New York, NY 10000

Reference: Initial Public Offering

Dear Mr. Meenavalli:

The purpose of this engagement letter (the "Agreement") is to outline our Agreement in principle to which ***Network 1 Financial Securities, Inc.*** ("NETW") will act as the lead or managing underwriter in connection with the proposed initial public offering (the "Offering") of ***Long Fin Corp*** (the "Company") on a "best efforts" basis. The offering will be a minimum of $10 million and a maximum of $50 million at the price of $5.00 per share.

The terms of our Agreement in principle are as follows:

1. Engagement Period. The Company hereby engages NETW for the period beginning on the date hereof and ending on the June 30, 2018 (the "Engagement Period"), to act as the Company's exclusive lead or managing underwriter and/or book runner and investment banker in connection with the proposed Offering or any other financing, except as otherwise provided in this Paragraph 1. During the Engagement Period, or until the consummation of the Offering, as long as NETW is reasonably proceeding in good faith with preparations for the Offering, the Company agrees not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt or otherwise), any underwriter, potential underwriter, placement agent, financial advisor or any other person or entity in connection with an offering of the Company's securities or any other financing by the Company.

2. Offering. The Offering shall consist of the sale of at least $10 million worth of common shares or such other amount as the Company and NETW shall mutually agree. The Offering price is $5 per share as per the June 16th SEC qualification and the approved offering memorandum. The securities underlying the shares will trade on an international recognized exchange immediately after the Closing (as such term is defined below). NETW will act as sole underwriter of the Offering or as managing/co-managing underwriter of an underwriting syndicate subject to, among other things, completion of NETW's due diligence examination of the Company and its affiliates and the execution of a definitive underwriting agreement between the Company and NETW in connection with the Offering (the "Underwriting Agreement") and other customary documentation. Except as expressly provided herein, the Agreement is not intended to be a binding agreement, as the Agreement between the parties relating to the Offering will be embodied in the Underwriting Agreement, which the Company and NETW will enter into with

NETW at such time that the Company and NETW are mutually satisfied that it is appropriate to commence the Offering.

3. Pricing. The Offering price is $5 per share as per the June 16th SEC qualification and the approved offering memorandum. NETW may, with the Company's approval (not to be unreasonably withheld, conditioned or delayed); (i) create an underwriting syndicate for the Offering comprised of broker/dealers who are members of FINRA, (ii) rely on soliciting dealers who are FINRA members in good standing to participate in placing a portion of the Offering and/or (iii) offer shares to such dealers at less than the public offering price.

4. Compensation. An underwriting discount, or spread of 6% of the public offering price for the shares. NETW shall be entitled to un-accountable expenses equal to 2% of the gross proceeds of the Offering. Upon the execution of this engagement letter, the Company shall deliver to NETW the sum of twenty-five thousand dollars ($25,000.00) by check or wire transfer of immediately available funds, as an advance to be applied towards the roadshow, due diligence and legal expense.

   Investors introduced by NETW. An underwriting discount, or spread of 6% of the public offering price for the shares. NETW shall be entitled to un-accountable expenses equal to 2% of the gross proceeds of the Offering, in addition to share purchase warrants (the "Underwriter's Warrants") covering a number of shares equal to eight percent of the total number of shares of Ordinary Stock being sold in the Offering by NETW.

   Capital raise by the Company. The Success Fee will only be a corporate finance fee equal to 4% of the gross proceeds of the Offering. In addition to share purchase warrants (the "Underwriter's Warrants") covering a number of shares equal to four percent of the total number of shares of Ordinary Stock being sold in the Offering by the company.

   The Underwriter's Warrants will be non-exercisable for six (6) months after the date of the Closing and will expire five (5) years after the date of the Closing. The Underwriter's Warrants will be exercisable at a price equal to one hundred twenty-five percent (125%) of the public offering price of the common stock underlying the shares in connection with the Offering. The Underwriter's Warrants shall not be redeemable. The Company will register the shares of Common Stock underlying the Underwriter's Warrants under the Act and will file all necessary undertakings in connection therewith. The Underwriter's Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except that they may be assigned, in whole or in part, to any successor, office, manager, member, or partner of NETW (or its officers, managers or members of any such successor, member or partner), and to members of the underwriting syndicate or selling group and their respective officers, managers, members or partners. The Underwriter's Warrants may be exercised as to all or a lesser number of shares of Common Stock underlying the shares, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at the Company's expense, an additional demand registration at the Underwriter's Warrants holder's expense, and unlimited "piggyback" registration rights for a period of five (5) years after the Closing at the Company's expense. The Underwriter's Warrants shall further provide for adjustment in the number and price of such warrants (and the shares of Common Stock and Warrants underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent dilution.

The Company agrees to pay NETW, or reimburse if paid by NETW, the expenses relating to the Offering, including but not limited to, (i) reasonable travel and out-of-pocket expenses, including clearing charges; (ii) reasonable fees of legal counsel incurred by NETW in connection with the Offering.

NETW reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion will be made by FINRA to the effect that the underwriter's aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the underwriters by the Company may not be increased above the amounts stated herein without the written approval of the Company.

5. SEC Filings. The Company has been qualified by the SEC effective June 16th, 2017. The SEC filing expenses is carried directly by the company.

6. Underwriting Agreement and Lock-Up. The Offering Circular filing will include, as an exhibit, a proposed form of Underwriting Agreement. The final Underwriting Agreement will be in form reasonably satisfactory to the Company and NETW and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for initial public offerings. Without limiting the generality of the forgoing, the Underwriting Agreement shall contain customary representations and warranties of the Company and shall further provide that the Company, the Company's directors and officers, and all other holders of outstanding equity securities issued by the Company shall enter into customary "lock up" agreements in favor of NETW pursuant to which such persons and entities shall agree, for a period of ninety (90) days after the effective date ("Effective Date") of the Offering Circular to neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without NETW's prior written consent. The foregoing sentence shall not apply to securities underlying the securities to be sold in the Offering.

7. Underwriter Warrants. The Underwriting Agreement shall provide that, at the Closing, the Company shall grant to NETW (or its designated affiliates) share purchase warrants (the "Underwriter's Warrants") covering a number of shares equal to eight percent of the total number of shares of Ordinary Stock being sold in the Offering by NETW or two percent of the total number of shares of Ordinary Stock being sold in the Offering by the company. The Underwriter's Warrants will be non-exercisable for six (6) months after the date of the Closing and will expire five (5) years after the date of the Closing. The Underwriter's Warrants will be exercisable at a price equal to one hundred twenty-five percent (125%) of the public offering price of the common stock underlying the shares in connection with the Offering. The Underwriter's Warrants shall not be redeemable. The Company will register the shares of Common Stock underlying the Underwriter's Warrants under the Act and will file all necessary undertakings in connection therewith. The Underwriter's Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except that they may be assigned, in whole or in part, to any successor, office, manager, member, or partner of NETW (or its officers, managers or members of any such successor, member or partner), and to members of the underwriting syndicate or selling group and their respective officers, managers, members or partners. The Underwriter's Warrants may be exercised as to all or a lesser number of shares of Common Stock underlying the shares, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at the Company's expense, an additional demand registration at the Underwriter's Warrants holder's expense, and unlimited "piggyback" registration rights for a period of five (5)

years after the Closing at the Company's expense. The Underwriter's Warrants shall further provide for adjustment in the number and price of such warrants (and the shares of Common Stock and Warrants underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent dilution.

8. Road Show. NETW may plan and arrange one or more "road show" marketing trips for the Company's management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. The Company shall pay for all of its own expenses, including, without limitation, travel and lodging expenses, associated with trips. During the offering period the Company and its officers, directors and related parties will abide by all rules and regulations of the Commission including, without limitation, those relating to public statements (i.e., "gun jumping") and disclosures of material non-public information.

9. Exclusivity. Pending completion of the Offering, the Company agrees that it will not negotiate with any other broker/dealer or other person relating to a possible private and/or public offering of its securities without NETW's written consent. In the event the Company enters into a Letter of Intent and/or effectuates a private and/or public offering of its securities with another broker/dealer or any other person without NETW's written consent within six (6) months after the execution of the Agreement, the Company shall be liable for the Non-Accountable Allowance Cap.

10. Offering Conditions. The Offering shall be conditioned upon, among other things, the following:

    a. Satisfactory completion by NETW of its due diligence investigation and analysis of (i) the Company's arrangements with its officers, directors, employees, affiliates and suppliers, (ii) the audited historical financial statements of the Company .

    b. The execution by the Company and NETW of a definitive Underwriting Agreement containing all applicable terms and conditions provided for in the Agreement;

    c. The mutual agreement of a satisfactory pricing of the shares being offered;

    d. Neither the Company nor any of its affiliates has, either prior to the initial filing or the effective date of the Offering Circular, made any offer or sale of any securities which are required to be "integrated" pursuant to the Act or the regulations thereunder with the offer and sale of the shares pursuant to the Offering Circular; and

    e. The Company's registration of the shares under the provisions of Section 12(b) or (g), as applicable, of the Securities Exchange Act of 1934, on or prior to the effective date of the Offering and listing of the Company's Common Stock and Underwriter's Warrants on a national exchange immediately upon the split of the shares into Common Stock.

11. Binding Effect. Except as provided in Paragraphs 1 and 18 (which Paragraphs are intended to be legally binding and enforceable on and against the Company and NETW), the Agreement is not intended to be a binding legal document, as the Agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement. Until the Underwriting Agreement has been finally negotiated and signed, but subject to the last sentence of this Paragraph 18, the Company or NETW may, at any time, terminate its further participation in the proposed transactions and the party so terminating shall have no liability to the other on account of any matters provided for herein, except that, regardless of which party elects to

terminate, the Company agrees to reimburse NETW for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Paragraph 10 above and to reimburse NETW for the full amount of its actual accountable out-of-pocket expenses (up to a maximum of three hundred thousand dollars) incurred to such date (which shall include, but not be limited to, all reasonable and documented fees and disbursements of NETW's counsel, travel, lodging and other NETW "road show" expenses, mailing, printing and production expenses, and any reasonable expenses incurred by NETW in conducting its due diligence, including background checks of the Company's officers and directors), less any advances and amounts previously paid to NETW in reimbursement for such expenses.

12. Indemnification. the company agrees to indemnify, defend and hold harmless NETW from and against any and all losses, claims, damages, liabilities and expenses (including reasonable legal or other expenses) incurred by NETW in connection with defending or investigating any such liabilities that NETW may incur under the federal or state securities laws and regulations, state statues or at common law or otherwise, but only to the extent that such losses, claims, damages, liabilities and expenses shall arise out of, or be based upon, a violation or alleged violation of the federal or state securities laws or regulations, a state statute or the common law resulting from any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular or in any application or other papers filed with the various state securities authorities ("Blue Sky Applications") or shall arise out of, or be based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

    a. The forgoing indemnity of the Company in favor of NETW shall not be deemed to protect NETW against any liability to which NETW would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of NETW's duties, or by reason of NETW's reckless disregard of NETW's obligations and duties under the Act, any state securities laws, any securities regulations or this Agreement.

    b. NETW agrees to give the Company an opportunity to participate in the defense or preparation of the defense of any action brought against NETW to enforce any such claim or liability and the Company shall have the right so to participate. The Agreement of the Company under the foregoing indemnity is expressly conditioned upon notice of any such action having been sent by NETW to the Company, in writing, addressed as provided in this Agreement, promptly after the receipt of a written notice of such action against NETW. Such notice shall be accompanied by copies of papers served or filed in connection with such action or by a statement of the nature of the action to the extent known to NETW.

13. Company Representation. The Company represents and warrants to NETW that the entry into the Agreement or the undertaking of any other action of the Company in connection with the proposed Offering will not violate any agreement between the Company and any other underwriter or placement agent.

14. Public Announcements. The Company agrees that it will not issue press releases or engage in any other publicity (except as necessary investor contact in connection with the Offering or other financings referred to in Paragraph 1 hereof), without NETW's prior written consent, commencing on the date hereof and continuing for a period of forty (40) days from Closing of the Offering, other than normal and customary releases issued in the ordinary course of the Company's business. The Company covenants to adhere to all "gun jumping" and "quiet period"

rules and regulations of the Commission prior to, during and following the filing of the Offering Circular and the Consummation of the Offering.

15. Company Cooperation. During the Engagement Period and the Extended Period or until the Closing, the Company agrees to cooperate with NETW and to furnish, or cause to be furnished, to NETW, any and all information and data concerning the Company, its subsidiaries and the

Offering that NETW deems appropriate, including, without limitation, the Company's acquisition plans and plans for raising capital or additional financing (the "Information"). The company shall provide NETW reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company's and its subsidiaries' assets, properties, books, contracts, commitments and records and to the Company's officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to NETW that all information; (1) be made available by the Company to NETW or its agents, representatives and any potential syndicate or selling group member, (ii) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering and (iii) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering, and (iv) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will, as of the date made available or filed, be complete and correct in all material respects and will not, as of the date made available or filed, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are made, provided that the Company will update any such information as required prior to the Closing. The Company further represents and warrants to NETW that all such information will have been prepared by the Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, NETW will be using and relying on such information without independent verification thereof by NETW or independent appraisal by NETW of any of the Company's assets. The Company acknowledges and agrees that the Agreement and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the company and the Company's accountants and legal counsel. Except as contemplated by the terms hereof, or as required by applicable law, the Company and NETW shall keep strictly confidential all non-public information concerning the Company provided to NETW. No obligation or confidentiality shall apply to information that (i) is in the public domain as of the date hereof or hereafter enters the public domain without breech by NETW, (ii) was known or became known by NETW prior to the Company's disclosure thereof to NETW, (iii) becomes known to NETW from a source other than the company, and other than by the breech of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure or, (iiv) is independently developed by NETW, in each case as demonstrated by contemporary written evidence.

16. Governing Law. The Agreement shall be deemed to have been made and delivered in the city of Red Bank in the state of New Jersey, and both the Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and, in all other respects, by the internal laws of the state of New Jersey without regard to conflicts of law principles.

17. Dispute Resolution. The Company and NETW agree that in the event a dispute arises between NETW and the Company or any of its officers, directors, employees, agents, attorneys or accountants, arising out of, in connection with, or as a result of the execution of this Agreement, or as a result of any subscription tendered by any purchaser of the shares, such dispute shall be resolved through arbitration rather than litigation. The parties agree to submit such disputes for resolution to FINRA within five (5) days after receiving a written request from any of the aforesaid parties to do so. The failure by the Company or NETW to submit any dispute to arbitration as requested may result in the commencement of an arbitration proceeding against such party. The parties further agree that any hearing scheduled after an arbitration proceeding is initiated by any of the aforesaid parties shall take place in New Jersey. The parties acknowledge that the result of the arbitration proceeding shall be final and binding on all of the parties to the proceeding, and by agreeing to arbitration the parties are waiving their respective rights to seek remedies in Court.

18. Execution. We are delighted at the prospect of continuing our working relationship with you and look forward to a successful Offering. If you are in agreement with the foregoing, please execute and return two (2) copies of the Agreement to the undersigned, together with the payment for the initial Advance in the amount of twenty-five thousand dollars ($25,000.00). The Agreement may be executed in counterparts and by facsimile transmission.

Yours truly,

By: ______________________

Damon D. Testaverde
Managing Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

For: **LONG FIN CORP**

By: ______________________

Venkata S. Meenavalli
Chief Executive Officer